UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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STEWART INFORMATION SERVICES CORPORATION
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STEWART INFORMATION SERVICES CORPORATION
1980 Post Oak Boulevard
Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 30, 2010

Notice is hereby given that Stewart Information Services Corporation, a Delaware corporation, will hold its annual meeting of stockholders on April 30, 2010, at 8:30 a.m., in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas, for the following purposes:

(1) To elect Stewart Information Services Corporation’s directors to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

(2) To approve the issuance of shares of Stewart Information Services Corporation common stock upon the conversion of Stewart Information Services Corporation’s 6.00% Convertible Senior Notes;

(3) To approve an amendment to Stewart Information Services Corporation’s Amended and Restated Certificate of Incorporation to authorize the issuance of shares of preferred stock;

(4) To ratify the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2010; and

(5) To transact such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FIVE NOMINEES FOR DIRECTOR TO BE ELECTED BY THE COMMON STOCKHOLDERS, FOR THE APPROVAL OF THE ISSUANCE OF SHARES OF STEWART INFORMATION SERVICES CORPORATION COMMON STOCK UPON THE CONVERSION OF STEWART INFORMATION SERVICES CORPORATION’S 6.00% CONVERTIBLE SENIOR NOTES, FOR THE APPROVAL OF AN AMENDMENT TO STEWART INFORMATION SERVICES CORPORATION’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF SHARES OF PREFERRED STOCK, AND FOR THE RATIFICATION OF KPMG LLP AS STEWART INFORMATION SERVICES CORPORATION’S INDEPENDENT AUDITORS FOR 2010.

The holders of record of Stewart’s common stock and Class B common stock at the close of business on March 2, 2010 will be entitled to vote at the meeting.

By Order of the Board of Directors,

J. Allen Berryman
Secretary

March 18, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS’ MEETING TO BE HELD APRIL 30, 2010

Our proxy statement for the 2010 Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at http://www.Stewart.com/2010AnnualMeeting.

IMPORTANT

You are cordially invited to attend the annual meeting in person. Even if you plan to be present, you are urged to sign, date and mail the enclosed proxy promptly. If you attend the meeting you can vote either in person or by your proxy.

PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
PROPOSAL NO. 2 APPROVAL OF THE ISSUANCE OF SHARES OF STEWART INFORMATION SERVICES CORPORATION COMMON STOCK UPON CONVERSION OF OUR 6.00% CONVERTIBLE SENIOR NOTES
PROPOSAL NO. 3 APPROVAL OF AN AMENDMENT TO STEWART INFORMATION SERVICES CORPORATION’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF KPMG LLP AS STEWART INFORMATION SERVICES CORPORATION’S INDEPENDENT AUDITORS FOR 2010
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN TRANSACTIONS
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
OTHER MATTERS
CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF STEWART INFORMATION SERVICES CORPORATION

STEWART INFORMATION SERVICES CORPORATION
1980 Post Oak Boulevard
Suite 800
Houston, Texas 77056
(713) 625-8100

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 30, 2010

Stewart Information Services Corporation is furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors of proxies for the annual meeting of stockholders we are holding on Friday, April 30, 2010, at 8:30 a.m., in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas, or for any adjournment of that meeting. For directions to the annual meeting, please contact Ted C. Jones in Investor Relations at (713) 625-8014.

Proxies in the form enclosed, properly executed by stockholders and received in time for the meeting, will be voted as specified therein. Unless you specify otherwise, the shares represented by your proxy will be voted for the board of directors’ nominees listed therein, for approval of the issuance of shares of Stewart Information Services Corporation common stock upon the conversion of Stewart Information Services Corporation’s 6.00% Convertible Senior Notes, for approval of an amendment to Stewart Information Services Corporation’s Amended and Restated Certificate of Incorporation to authorize the issuance of shares of preferred stock, and for the ratification of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2010. If after sending in your proxy you wish to vote in person, you may revoke the proxy at any time before it is exercised by delivering written notice to us at or prior to the meeting. Please note that stockholders who hold their shares in our 401(k) plan must provide their voting instructions no later than 11:59 p.m., Eastern time, two days prior to the meeting. We are mailing this proxy statement on or about March 18, 2010, to stockholders of record at the close of business on March 2, 2010.

At the close of business on March 2, 2010, 17,182,489 shares of our common stock (“Common Stock”) and 1,050,012 shares of our Class B common stock (“Class B Stock”) were outstanding and entitled to vote, and only the holders of record on such date may vote at the meeting. As long as 600,000 or more shares of Class B Stock are outstanding, the Common Stock and Class B Stock will be voted as separate classes at each election of directors. Holders of our Class B Stock, whom we refer to as our Class B Stockholders, may convert their shares of Class B Stock into shares of our Common Stock on a one-for-one basis at any time.

The holders of our Common Stock, whom we refer to as our Common Stockholders, voting as a class, are entitled to elect five of our nine directors. Each Common Stockholder is entitled either to cast one vote per share for each of those five directors, or to vote cumulatively by casting five votes per share, which may be distributed in any manner among any number of the nominees for director. The enclosed form of proxy allows you to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. If you withhold authority to vote for four or fewer of the nominees, and if there are nominees other than management nominees for the director positions to be elected by the Common Stockholders as listed in this proxy statement, then the persons named in the enclosed proxy may vote cumulatively by dividing the number of votes represented by the proxy equally among the nominees for whom you did not withhold authority to vote. If there are no nominees other than management nominees for the five positions to be elected by the Common Stockholders, the persons named in the enclosed proxy intend to allocate the votes represented by the proxy evenly among the management nominees listed in this proxy statement. If there are any additional nominees for such positions, the persons named in the enclosed proxy will vote cumulatively to elect as many as possible of the management nominees. If it is not possible to elect each of the five management nominees, the persons named in the enclosed proxy will have discretion as to how they allocate the votes among the management nominees.

Withholding of authority to vote in the enclosed proxy will not affect the election of those directors for whom you withhold authority to vote, unless you vote in person at the meeting or by means of another proxy, because our By-Laws provide that directors are elected by a plurality of the votes cast. For the purpose of electing directors, broker non-votes are not treated as a vote cast affirmatively or negatively, and therefore will not affect the outcome of the election of directors. We will count the shares held by each stockholder who signs and returns the enclosed form of proxy only to determine the presence of a quorum at the meeting.

Our Class B Stockholders, voting as a class, are entitled to elect the remaining four of our nine directors. Each Class B Stockholder has the right to vote, in person or by proxy, the number of shares owned by him for those four directors for whose election he has a right to vote.

Our Common Stockholders and Class B Stockholders will vote together as a single class with respect to the approval of the issuance of shares of our Common Stock upon the conversion of our 6.00% Convertible Senior Notes. Under New York Stock Exchange (NYSE) rules, the approval of the issuance of shares of our Common Stock upon the conversion of our 6.00% Convertible Senior Notes requires an affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of the voting power of the total outstanding shares of Common Stock and Class B Stock. Only votes “FOR,” “AGAINST,” and abstentions count as votes cast. The number of votes “FOR” the proposal must be greater than 50% of the total votes cast. Thus, abstentions have the same effect as a vote “AGAINST” the proposal. Brokers do not have discretionary authority to vote shares on the proposal without direction from the beneficial owner. Any broker non-votes could impair our ability to satisfy the requirement that the total votes cast represent over 50% of the total outstanding voting power. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them “FOR” the approval of the proposal.

Our Common Stockholders and Class B Stockholders will vote together as a single class with respect to approval of an amendment to Stewart Information Services Corporation’s Amended and Restated Certificate of Incorporation to authorize the issuance of shares of preferred stock. The approval of this proposal requires an affirmative vote of the majority of the outstanding shares of our Common Stock and our Class B Stock, voting as a single class, that are entitled to vote on the proposal. Brokers do not have discretionary authority to vote shares on the proposal without direction from the beneficial owner. Broker non-votes will not be counted. Abstentions, which will be counted as votes present for purposes of determining a quorum, will have the same effect as a vote “AGAINST” the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them “FOR” the approval of the proposal.

Our Common Stockholders and Class B Stockholders will vote together as a single class with respect to the ratification of the appointment of KPMG LLP as our independent auditors for 2010. The ratification of this proposal requires the affirmative vote of the majority of the votes cast at the meeting. Under NYSE rules, the approval of our independent auditors is considered a routine matter, which means that brokerage firms may vote in their discretion on this proposal if the beneficial owners do not provide the brokerage firms with voting instructions. Abstentions, which will be counted as votes present for purposes of determining a quorum, will have the same effect as a vote “AGAINST” the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them “FOR” the approval of the proposal.

Except as otherwise specifically noted, the “Company,” “we,” “our,” “us,” and similar words in this proxy statement refer to Stewart Information Services Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 2, 2010 with respect to persons we believe to be the beneficial owners of more than 5% of either class of our voting shares:

		Amount and
		Nature of
		Beneficial		Percent of
Name and Address of Beneficial Owner	Title of Class	Ownership		Class

Malcolm S. Morris	Class B Common Stock	275,006	(1)	26.2
1980 Post Oak Boulevard
Houston, Texas 77056
Stewart Morris, Jr.	Class B Common Stock	525,006		50.0
1980 Post Oak Boulevard
Houston, Texas 77056
Matthew W. Morris	Class B Common Stock	250,000	(1)	23.8
1980 Post Oak Boulevard
Houston, Texas 77056
Wells Fargo & Company	Common Stock	3,049,802	(2)	17.6
420 Montgomery Street
San Francisco, California 94104
Artisan Partners Holdings LP	Common Stock	1,943,394	(3)	11.2
875 East Wisconsin Avenue, Suite 800
Milwaukee, Wisconsin 53202
Dimensional Fund Advisors LP	Common Stock	1,436,714	(4)	8.3
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
BlackRock, Inc.	Common Stock	1,422,155	(5)	8.2
40 East 52nd Street
New York, New York 10022

(1)	In 2009, Malcolm S. Morris transferred 250,000 shares of Class B Stock to Matthew W. Morris.

(2)	Wells Fargo & Company reported sole voting power with respect to 2,894,139 of such shares and sole dispositive power with respect to 2,759,184 of such shares in its report on Schedule 13G/A filed January 26, 2010, which it filed on its behalf and on behalf of certain of its subsidiaries, including Evergreen Investment Management Company, LLC, Wells Fargo Funds Management, LLC and Wells Capital Management Incorporated.

(3)	Artisan Partners Holdings LP reported shared voting power with respect to 1,771,394 of such shares and shared dispositive power with respect to all of such shares in its report on Schedule 13G/A filed February 11, 2010. Artisan Partners Holdings LP is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The shares reported have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from and proceeds from the sale of such shares.

(4)	Dimensional Fund Advisors LP reported sole voting power with respect to 1,425,611 of such shares and sole dispositive power with respect to all of such shares in its report on Schedule 13G/A filed February 8, 2010. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940. Dimensional also serves as investment manager to certain other commingled group trusts and separate accounts. All securities reported in this schedule are owned by these investment companies, trusts and accounts. Dimensional disclaims beneficial ownership of such securities.

(5)	BlackRock, Inc. reported sole voting and dispositive powers with respect to all of such shares in its report on Schedule 13G filed January 29, 2010. BlackRock, Inc. acquired Barclays Global Investors, N.A. in late 2009.

Our Class B Stockholders have entered into an agreement to maintain an equal ownership of shares of Class B Stock by Malcolm S. Morris and by Stewart Morris, Jr. and Stewart Morris, collectively. Such agreement also provides for rights of first refusal among themselves with respect to Class B Stock in the event of the death or voluntary or involuntary disposition of Class B Stock and upon certain other specified conditions. By agreement among Malcolm S. Morris, Matthew W. Morris and Stewart Morris, Jr., Malcolm S. Morris has transferred 250,000 shares of Class B Stock to Matthew W. Morris, who has agreed that all such Class B Stock shall remain subject to all the terms of the agreement between Malcolm S. Morris and Stewart Morris, Jr. and Stewart Morris, collectively. Malcolm S. Morris and Matthew W. Morris collectively own 50% of the Class B Stock and Stewart Morris, Jr. owns 50% of the Class B Stock.

The following table sets forth information as of March 2, 2010 with respect to each class of our capital stock beneficially owned by our named executive officers, directors and nominees for director, and by all our named executive officers, directors and nominees for director as a group:

		Amount and
		Nature of
		Beneficial		Percent of
Name	Title of Class	Ownership(1)		Class

Malcolm S. Morris	Common Stock	99,204	(2)	*
	Class B Common Stock	275,006		26.2
Stewart Morris, Jr.	Common Stock	115,438	(3)	*
	Class B Common Stock	525,006		50.0
Matthew W. Morris	Common Stock	14,521	(4)	*
	Class B Common Stock	250,000		23.8
J. Allen Berryman	Common Stock	5,885	(5)	*
Michael B. Skalka	Common Stock	7,920	(6)	*
E. Ashley Smith	Common Stock	19,067	(7)	*
Catherine A. Allen	Common Stock	5,058		*
Thomas G. Apel	Common Stock	6,085		*
Robert L. Clarke	Common Stock	15,045		*
Paul W. Hobby	Common Stock	11,807		*
Dr. E. Douglas Hodo	Common Stock	12,092		*
Laurie C. Moore	Common Stock	6,486		*
Dr. W. Arthur Porter	Common Stock	8,892		*
All executive officers, directors and nominees for director as a group (13 persons)	Common Stock	327,500		1.9
	Class B Common Stock	1,050,012		100.0

*	Less than 1%.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and dispositive power with respect to all shares indicated.

(2)	Includes 50,000 shares subject to stock options.

(3)	Includes 75,000 shares subject to stock options.

(4)	Includes 1,600 shares subject to stock options and 492 shares owned through the Company’s 401(k) plan.

(5)	Includes 11 shares owned through the Company’s 401(k) plan.

(6)	Includes 6,300 shares subject to stock options.

(7)	Includes 1,000 shares subject to stock options and 408 shares owned through the Company’s 401(k) plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Each of our directors and certain officers are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Common Stock or Class B Stock. Based solely on a review of the copies of reports furnished to us or written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers, directors and greater-than 10% beneficial owners were met during the 2009 fiscal year.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our annual meeting, our stockholders will elect nine directors, constituting the entire board of directors. Our Common Stockholders are entitled to elect five directors, and our Class B Stockholders are entitled to elect four directors.

Common Stockholders’ Nominees

The following persons have been nominated by the board of directors to be elected as directors by our Common Stockholders. The persons named in your proxy intend to vote the proxy for the election of each of these nominees, unless you specify otherwise. Although we do not believe that any of these nominees will become unavailable, if one or more should become unavailable before the meeting, your proxy will be voted for another nominee, or other nominees, selected by our board of directors.

Nominee, Age and Position with Stewart	Director Since

Catherine A. Allen, 63, Director	2009
Robert L. Clarke, 67, Director	2004
Dr. E. Douglas Hodo, 75, Director	1988
Laurie C. Moore, 64, Director	2004
Dr. W. Arthur Porter, 68, Director	1993

Each of the five nominees for election by our Common Stockholders was elected by the Common Stockholders at our 2009 annual meeting of stockholders.

Ms. Allen is currently serving as Chairman and CEO of The Santa Fe Group, a strategic consulting company that serves the financial sector in the areas of payments, fraud, information security and regulatory reform. Until 2007, Ms. Allen served as founding CEO of BITS, a consortium of the 100 largest financial services companies in the United States, which led the industry in developing best practices and strategies for the industry in fraud prevention, cybersecurity, business continuity, anti-terrorism, payments and e-commerce. Ms. Allen is a director of El Paso Electric Company, serving on its compensation, external affairs and energy resources and environmental oversight committees.

Mr. Clarke has been a partner of the law firm Bracewell & Giuliani LLP for more than the past five years. Mr. Clarke also serves as a director and member of the audit committee of the board of Mutual of Omaha Insurance Company and Eagle Materials, Inc., a NYSE-listed manufacturer of building materials. He served as U.S. Comptroller of the Currency from December 1985 through February 1992.

Dr. Hodo serves as Chairman of our audit committee. Dr. Hodo served as President of Houston Baptist University for more than nineteen years and became President Emeritus of the University in 2006. Dr. Hodo served on the board of directors of U.S. Global Investors, a public mutual fund, from 1981 to 2006, including holding the positions of Chairman of the audit committee from 1991 to 2004 and Chairman of the Board of Directors from 1999 to 2004. He served on the board of directors of Southern National Bank of Sugar Land, Texas, from 1995 to 2000, and was a member of their audit committee during that tenure. Dr. Hodo also served on the board of directors of Security Bank of Amory, Mississippi, from 1994 to 2003 and on their audit and long-range planning committees.

Ms. Moore is the founding CEO of the Institute for Luxury Home Marketing, an international training and membership organization targeting real estate agents who work in the luxury residential market (the “Institute”). For the 12 years prior to founding the Institute in 2003, Ms. Moore was Managing Partner of Real Trends, Inc., a publishing, research, and strategic consulting company serving brokerage company owners and the top management of national real estate franchise brands. She has been an industry speaker for more than 25 years. Prior to her election as our director, Ms. Moore served as one of our advisory directors since 2002.

Dr. Porter is a Professor Emeritus of the University of Oklahoma. Prior to his retirement, he served as University Professor and Regents Chair of Engineering at that university. From 1998 to 2006 he served as University Vice President for Technology Development and also served as Dean of the College of Engineering from

1998 to 2005. Prior to those appointments, he had served as President and Chief Executive Officer of Houston Advanced Research Center, a nonprofit research consortium, for more than five years. He also served as an Adjunct Professor of Electrical Engineering at Rice University for more than five years prior to his appointment with the University of Oklahoma. Dr. Porter is also a director of Electro Scientific Industries, Inc. in Oregon and Bookham Technologies in California.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR.

Class B Common Stockholders’ Nominees

The following persons have been nominated as directors to be elected by our Class B Stockholders. The persons named in the Class B Stockholders’ proxies intend to vote the proxies for the election of the nominees named below, unless otherwise specified. Although we do not believe that any of these nominees will become unavailable, if one or more should become unavailable before the meeting, proxies will be voted for another nominee, or other nominees, selected by our board of directors.

Nominee, Age and Position with Stewart	Director Since

Thomas G. Apel, 49, Director	2009
Paul W. Hobby, 49, Director	1989
Malcolm S. Morris, 63, Co-Chief Executive Officer and Chairman of the Board of Directors	2000
Stewart Morris, Jr., 61, Co-Chief Executive Officer, President and Director	2000

Each of these nominees was elected by our Class B Stockholders at our 2009 annual meeting of stockholders.

Mr. Apel currently serves as President of Intrepid Ideas Inc., a product development, technology evaluation and business strategy consulting firm for financial services and real estate finance companies. Additionally, he is a fellow with the Massachusetts Institute of Technology in the advanced study program, currently focused on business model taxonomy and IT portfolio strategies. From 2002 to 2006, Mr. Apel was Chairman and CEO of Centex Title and Ancillary Services, a wholly owned subsidiary of Centex Corporation. From 2006 to September 2009, Mr. Apel served as Chairman and CEO of Adfitech, Inc., the nation’s largest mortgage quality-control outsourcing firm. In May 2009, Adfitech, Inc. filed for bankruptcy together with its parent company, Thornburg Mortgage, Inc. Adfitech, Inc. is expected to emerge from bankruptcy in 2010.

Mr. Hobby is founding chairman of Genesis Park, L.P., a Houston-based private equity business specializing in technology and communications investments. He has served since 2004 as the CEO of Alpheus Communications, Inc., a Texas wholesale telecommunications provider, and, from 2002 to 2006, as Chairman of CapRock Services, Inc., the largest provider of satellite services to the global energy business. Mr. Hobby previously served on the boards of four publicly traded companies: Coastal Bancorp, Inc. and Aronex Pharmaceutical, Inc. from 1999 through 2001, Amegy Bank of Texas, Inc. from 2002 through 2005, and EGL, Inc. from 2001 through 2007. He currently serves on the board of NRG Energy, Inc., a nonutility power generation company.

Malcolm S. Morris has served as our Chairman of the Board and Co-Chief Executive Officer since 2000 and as our Senior Executive Vice President — Assistant Chairman for more than five years prior to that time. Malcolm S. Morris has also served for more than the past five years as Chief Executive Officer of Stewart Title Guaranty Company and Chairman of the Board of Stewart Title Company.

Stewart Morris, Jr. has served as our President and Co-Chief Executive Officer since 2000 and as our Senior Executive Vice President — Assistant President for more than five years prior to that time. Stewart Morris, Jr. has also served for more than the past five years as President and Chief Executive Officer of Stewart Title Company and Chairman of the Board of Stewart Title Guaranty Company.

Malcolm S. Morris and Stewart Morris, Jr. are first cousins. Matthew W. Morris is the son of Malcolm S. Morris. Acting together, Malcolm S. Morris, Stewart Morris, Jr. and Matthew W. Morris have the power to direct our management and policies. Accordingly, they may be deemed to be “control persons” as such term is used in regulations adopted under the Securities Exchange Act of 1934.

CORPORATE GOVERNANCE

Board of Directors

We are managed by a board of directors comprised of nine members, five of whom are elected by our Common Stockholders and four of whom are elected by our Class B Stockholders. A majority of the members of the board of directors are “independent” within the meaning of the listing standards of the NYSE. These directors are: Catherine A. Allen, Thomas G. Apel, Robert L. Clarke, E. Douglas Hodo, Laurie C. Moore and W. Arthur Porter. The board of directors has determined that none of these directors has any material relationship with us or our management that would impair the independence of their judgment in carrying out their responsibilities to us. In making this determination, the board of directors considers any transaction, or series of similar transactions, or any currently proposed transaction, or series of similar transactions, between us or any of our subsidiaries and a director to be material if the amount involved exceeds $120,000, exclusive of directors’ fees, in any of our last three fiscal years.

Malcolm S. Morris has served as our Chairman of the Board and Co-Chief Executive Officer since 2000. Stewart Morris, Jr. has served as our President and Co-Chief Executive Officer since 2000. As discussed below, Malcolm S. Morris and Stewart Morris, Jr. serve as members of our Executive Committee, which may exercise all of the powers of the board of directors, except those specifically reserved to the board by resolution of the board or applicable law. The Chairman of our Audit Committee, currently Dr. E. Douglas Hodo, serves as our presiding director. As discussed below, Dr. Hodo presides over the regular and any special meetings of our non-management directors. Our non-management directors meet prior to each regularly scheduled board meeting. In light of the Company’s long history as a family-owned business, the extensive experience of Malcolm S. Morris in the Company’s business, including his involvement in the day-to-day operations of the Company and implementation of its long-term strategy, and the balance provided by our appointment of Co-Chief Executive Officers and our use of an Executive Committee and a presiding director, we believe that our current leadership structure, including combining the roles of chief executive officer and chairman, is the best way to ensure the long-term success of the Company.

All of our directors hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. All of our officers hold office until the regular meeting of directors following the annual meeting of stockholders or until their respective successors are duly elected and qualified. Any action by the board of directors requires the affirmative vote of at least six members.

During 2009, the board of directors held five meetings, one retreat, and executed six consents in lieu of meetings. Each director attended each of such meetings, except that at one of such meetings, only eight of the nine directors were in attendance, and at one of such meetings, only seven of the nine directors were in attendance. The board of directors has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and a Technology Advisory Committee. See “Committees of the Board of Directors” below.

The board of directors has adopted the Stewart Code of Business Conduct and Ethics, Guidelines on Corporate Governance and Code of Ethics for Chief Executive Officers, Principal Financial Officer and Principal Accounting Officer, each of which is available on our website at www.Stewart.com and available in print to any stockholder who requests it. We intend to disclose any amendment to, or waiver under, our Code of Ethics for Chief Executive Officers, Principal Financial Officer and Principal Accounting Officer by posting such information on our website. Our Guidelines on Corporate Governance and the charters of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee require an annual self-evaluation of the performance of the board of directors and of such committees, including the adequacy of such guidelines and charters. The charters of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are available on our website at www.Stewart.com and available in print to any stockholder who requests them.

Our Guidelines on Corporate Governance strongly encourage attendance by our directors in person at our annual meetings of stockholders. All of our directors attended our 2009 annual meeting of stockholders.

Director Qualifications

Each of our directors is an individual of high character and integrity, with an inquiring mind, and works well with other members of the board and our management team. We believe that the combined experience, qualifications, attributes and skills of our directors provide the Company with excellent leadership, especially in these challenging times. Each director nominee brings a unique background and set of skills to the board, giving the board as a whole competence and experience in a wide variety of areas, including insurance, real estate, technology, strategic planning, corporate governance, executive management, academic, accounting, finance, government and international business. The following is a discussion of the particular experience, qualifications, attributes and skills of each of our director nominees that are considered important by the board.

Catherine A. Allen.  Ms. Allen has extensive knowledge and experience in technology, financial services and public policy, as well as significant corporate management experience. Her company, The Santa Fe Group, and former employer, BITS, are responsible for developing industry best practices in risk management. She also has experience in establishing best practices and standards for information security and fraud prevention.

Robert L. Clarke.  Mr. Clarke has extensive experience in business, government, banking, and legal and regulatory matters.

Dr. E. Douglas Hodo.  Dr. Hodo has extensive experience in administration and finance matters. He has a Ph.D. in economics and finance with over 30 years experience in financial risk assessment and analysis as both a consultant and professor.

Laurie C. Moore.  Ms. Moore has a broad understanding of the real estate business developed during a more than 30-year career in the industry. She brings to the board strategic marketing skills, honed as an industry researcher and consultant to top management, and has experience as a founder and top executive of three successful businesses serving the residential brokerage industry. As Executive Director of two residential brokerage CEO groups, she gained functional financial experience. Ms. Moore is invaluable in assessing the subject matter expertise, knowledge, background and experience of potential director nominees.

Dr. W. Arthur Porter.  Dr. Porter has extensive knowledge and experience in technology and intellectual property matters. Dr. Porter also has significant administrative and board experience.

Thomas G. Apel.  Mr. Apel has significant knowledge of and experience in the mortgage industry. Mr. Apel also has extensive experience in technology and start-up businesses.

Paul W. Hobby.  Mr. Hobby has extensive experience in private equity and mergers and acquisitions, as well as significant experience in public affairs.

Malcolm S. Morris.  Malcolm S. Morris has over 40 years of experience in the title insurance industry and has served as President of the Texas Land Title Association and the American Land Title Association. Trained in the Company since 1956, he has intimate knowledge of the Company and its legal and regulatory matters. He has a J.D. and an MBA with a focus on finance and banking.

Stewart Morris, Jr.  Stewart Morris, Jr. has over 40 years of experience in the title insurance industry and has intimate knowledge of the Company. Stewart Morris, Jr. is also an expert in real estate information technology, including technologies related to productivity, e-commerce and settlement services.

For additional information regarding the background and experience of our director nominees, please see each nominee’s biographical information under Proposal No. 1.

Risk Oversight

The board has ultimate responsibility for protecting stockholder value. Among other things, the board is responsible for understanding the risks to which we are exposed, approving management’s strategy to manage these risks, and monitoring and measuring management’s performance in implementing the strategy. The board works with its committees and management to effectively implement its risk oversight role.

The Audit Committee, with the assistance of management, oversees the risks associated with the integrity of our financial statements, our compliance with legal and regulatory requirements, and our liquidity requirements and other exposures to financial risk. The Audit Committee reviews with management, internal auditors, and external auditors the accounting policies, the system of internal controls and the quality and appropriateness of disclosure and content in the financial statements or other external financial communications. The Audit Committee, with the assistance of our legal department and human resources department, also performs oversight of our various conduct and ethics programs and policies, including the Stewart Code of Business Conduct and Ethics, reviews these programs and policies to assure compliance with applicable laws and regulations and monitors the results of our compliance efforts. To the extent the Audit Committee identifies any material risks or related issues, the risks or issues are addressed with the full board.

The Compensation Committeee, with the assistance of management, oversees risks associated with our compensation programs and policies. To the extent the Compensation Committee identifies any material risks or related issues, the risks or issues are addressed with the full board.

Advisory Directors

In addition to the directors elected by our Common Stockholders and Class B Stockholders, from time to time our board of directors appoints advisory directors to supplement the experience and expertise of our elected directors. Our advisory directors receive notice of and regularly attend meetings of our board of directors and committees on which they serve as non-voting members. They provide valuable insights and advice to us and participate fully in all deliberations of our board of directors but are not included in quorum and voting determinations. Advisory directors receive the same compensation for their services as our elected directors receive.

Committees of the Board of Directors

The board of directors of the Company has the following committees: Executive, Audit, Nominating and Corporate Governance, Compensation and Technology Advisory.

Executive Committee.  The Executive Committee may exercise all of the powers of the directors, except those specifically reserved to the board of directors by law or resolution of the board of directors. Malcolm S. Morris, Stewart Morris, Jr. and Paul W. Hobby serve as the members of the Executive Committee. Stewart Morris, as an advisory director, is also a member of the Executive Committee. During 2009, the Executive Committee held three meetings, at which all members were present, and executed 20 consents in lieu of meetings.

Audit Committee.  It is the Audit Committee’s duty to (i) review with our independent auditors the scope of the annual audit, (ii) review the independent auditors’ findings related to our internal controls over financial reporting, and (iii) meet with our internal auditors. The Audit Committee has sole authority to appoint or replace our independent auditors. The Audit Committee operates under a written charter adopted by our board of directors, a copy of which is available on our website at www.Stewart.com. The Audit Committee is comprised of Dr. E. Douglas Hodo (Chair), Thomas G. Apel, Robert L. Clarke and Laurie C. Moore. During 2009, the Audit Committee held 10 meetings, at which all members were present. Each of the members of the Audit Committee is “independent” as defined under the listing standards of the NYSE and the Securities Exchange Act of 1934, and the board of directors has determined that Dr. Hodo is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. No member of our Audit Committee serves on the audit committees of more than three public companies. The Audit Committee has the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit Committee may do so by writing in care of Chairman, Audit Committee, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communication with the Audit Committee concerning independence, and has discussed KPMG LLP’s independence with KPMG LLP.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is comprised of Dr. W. Arthur Porter (Chair) and Laurie C. Moore, each of whom is “independent” as that term is defined in the listing standards of the NYSE. It is the Nominating and Corporate Governance Committee’s duty to

(i) recommend to our board of directors nominations of persons for election by our Common Stockholders to our board of directors, (ii) create procedures for identification of nominees, (iii) consider and recommend to the board of directors criteria for nomination to our board of directors, (iv) receive and consider nominations submitted by our stockholders, and (v) review and make recommendations with respect to director compensation. The Nominating and Corporate Governance Committee held six meetings during 2009, at which all members were present. Our Nominating and Corporate Governance Committee’s charter is available on our website at www.Stewart.com.

Our Guidelines on Corporate Governance require that a majority of the nine members of our board of directors be “independent” as that term is defined in the rules of the NYSE. As described above, a majority of our current board of directors is “independent” under the filing standards of the NYSE. Those Guidelines also provide that the Nominating and Corporate Governance Committee shall be guided by the following principles:

•	Each director should be an individual of the highest character and integrity and have an inquiring mind, experience at a strategic or policy-setting level, or otherwise possess a high level of specialized expertise, and the ability to work well with others. Special expertise or experience that will augment the board of directors’ expertise is particularly desirable.

•	Each director should have sufficient time available to devote to our affairs to carry out the responsibilities of a director and, absent special circumstances, no director should simultaneously serve on the boards of directors of more than three public companies. Directors are qualified for service on the board of directors only if they are able to make a commitment to prepare for and attend meetings of the board of directors and its committees on a regular basis.

•	Each independent director should be free of any significant conflict of interest that would interfere with the independence and proper performance of the responsibilities of a director.

•	Directors to be nominated for election by our Common Stockholders should not be chosen as representatives of a constituent group or organization. Each should utilize his or her unique experience and background to represent and act in the best interests of all stockholders as a group.

The board does not have a formal policy with respect to board nominee diversity. In recommending proposed nominees to the full board, the Nominating and Corporate Governance Committee is charged with building and maintaining a board that has an ideal mix of talent and experience to achieve our business objectives in the current environment. In particular, the Nominating and Corporate Governance Committee is focused on relevant subject matter expertise, depth of knowledge in key areas that are important to us, and diversity of thought, background, perspective and experience so as to facilitate robust debate and broad thinking on strategies and tactics pursued by us.

In recent years, vacancies occurring in our board of directors have been filled by advisory directors whose experience and expertise have contributed significantly to the deliberations of the board of directors and who meet the criteria set forth above.

Directors should have an equity ownership in us. Toward that end, each non-employee director is paid a portion of his or her director’s fees in our Common Stock pursuant to our 2005 Long-Term Incentive Plan, or any successor plan, but only to the extent permitted by law and the Corporate Governance Standards of the NYSE.

Pursuant to our By-Laws, the Nominating and Corporate Governance Committee will accept and consider nominations by stockholders of persons for election by our Common Stockholders to our board of directors. To be considered for nomination at our 2011 annual meeting of stockholders, stockholder nominations must be received by us no later than February 14, 2011. Persons wishing to submit the names of candidates for consideration by the Nominating and Corporate Governance Committee may write to the Nominating and Corporate Governance Committee in care of Corporate Secretary, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Any such submission should include the candidate’s name, credentials, contact information and consent to be considered as a candidate. The person proposing the candidate should include his or her contact information and a statement of his or her share ownership, including the number of shares and the period of time the shares have been held.

Compensation Committee.  It is the duty of the Compensation Committee to review and recommend to the board of directors the compensation of our executive officers. The Compensation Committee is comprised of Robert L. Clarke (Chair), Catherine A. Allen and Dr. W. Arthur Porter. During 2009, the Compensation Committee held four meetings, at which all members were present, and executed seven consents in lieu of meetings. Our board of directors has determined that each member of our Compensation Committee is “independent” as that term is defined in the rules of the NYSE.

The Compensation Committee functions pursuant to its charter, which is available on our web site at www.Stewart.com. Under its charter, the Compensation Committee is charged with establishing and monitoring the basic philosophy and policies governing the compensation of our executive officers and senior managers. The Compensation Committee makes recommendations to the board of directors with respect to compensation, incentive compensation plans and equity-based plans.

The Compensation Committee’s specific duties and responsibilities include, but are not limited to, the following:

•	Review and approve the goals and objectives relevant to the compensation of the Co-Chief Executive Officers, evaluate the Co-Chief Executive Officers’ performance in light of those goals and objectives, and recommend to the board of directors the Co-Chief Executive Officers’ compensation levels based on this evaluation.

•	Administer the stock-based compensation plans that we have adopted (or may adopt).

•	Review and approve employment, severance and change-in-control agreements with our executive officers.

•	Review the overall compensation structure for all employees and make recommendations to the board of directors with respect to non-Chief Executive Officer compensation, incentive compensation plans and equity-based plans.

•	Retain at its discretion and on behalf of the Company one or more firms that specialize in officer compensation to compare compensation we pay to our officers to compensation paid by competitors.

•	Produce an annual report on executive compensation for inclusion in the proxy statement as the Compensation Discussion and Analysis section.

•	Annually review and reassess the adequacy of its charter and recommend any proposed changes to the board of directors for approval.

•	Annually perform an evaluation of its performance to determine whether the Compensation Committee is functioning effectively and report its conclusions to the board of directors.

Technology Advisory Committee.  It is the Technology Advisory Committee’s duty to review, evaluate, monitor and provide feedback on technology-related matters, including assisting the board and management in identifying emerging trends in technology that may present strategic opportunities or that can help the Company achieve its goals and priorities. The Technology Advisory Committee is comprised of Thomas G. Apel (Chair), Catherine A. Allen and Paul W. Hobby. Matthew W. Morris, as an advisory director, is also a member of the Technology Advisory Committee. During 2009, the Technology Advisory Committee met four times, at which all members were present.

The Technology Advisory Committee’s specific duties and responsibilities include, but are not limited to, reviewing and providing guidance on the following:

•	Technology strategies of the Company primarily maintained by the IT divisions.

•	Matters relating to information security, IT controls, business continuity, disaster recovery and other risk management activities.

•	Measurement and tracking systems important to successful innovation, project and technology development, and risk management.

•	The creation of, maintenance of, and sunsetting of technology products, services, and production.

•	Opportunities to partner and integrate technology with others in the industry to meet the needs of the market place by customer segment (lender, builder, realtor, commercial owner, title agent).

•	The Company’s competitiveness, including the effectiveness of its technological efforts and investments in developing new products and businesses, and exploring new business opportunities by customer segment.

•	Future trends in technology that may affect the Company’s strategic plans, including monitoring of overall industry trends.

Compensation Committee Interlocks and Insider Participation

During 2009, Messrs. Clarke and Porter and Ms. Allen served on the Compensation Committee. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Sessions of Non-Management Directors

Our non-management directors, all of whom are independent, with the exception of Paul W. Hobby, who, during the 2009 annual governance review, was deemed no longer independent, meet at regularly scheduled sessions without management. Our Audit Committee’s Chairman serves as the presiding director at those sessions. Persons wishing to communicate with our non-management directors may do so by writing in care of Chairman, Audit Committee, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Persons wishing to communicate with our other directors may do so by writing in care of Corporate Secretary, Stewart Information Services Corporation, at the same address.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of our Compensation Programs

We were founded in 1893 by the sons of Judge William H. Stewart and have been managed by his lineal descendents since that time. At the time of our initial public offering in 1972, our capital stock was divided into two classes, with the Stewart family owning all of the outstanding shares of Class B Common Stock, which entitles them to elect a certain number of directors depending on the number of shares of Class B Common Stock that they hold. Currently, Malcolm S. Morris, Stewart Morris, Jr. and Matthew W. Morris own a sufficient number of shares of Class B Common Stock to enable them to elect four of our nine directors. Because the vote of six directors is required to take action, at least one of the four directors elected by the Morrises must vote with the directors elected by our Common Stockholders for our board of directors to take action.

In light of the Company’s history as a family-owned company, the Compensation Committee has historically employed a compensation philosophy of fairness, rather than focusing on retaining its Co-Chief Executive Officers. The Compensation Committee’s compensation philosophy was intended to maintain associate satisfaction and morale by assuring that the compensation of executive officers, particularly the Co-Chief Executive Officers, was not out of line with that of key employees and other associates. As a result, in some years the compensation of one or more key employees has exceeded the compensation of our Co-Chief Executive Officers. The Compensation Committee believes that our historical compensation programs achieved the goal of fairness, even though it resulted in below-market compensation for our Co-Chief Executive Officers. However, in late 2009, in connection with its annual review of executive compensation, the Compensation Committee determined that the below-market compensation of our Co-Chief Executive Officers was potentially affecting our ability to attract top executive talent and retain our current key employees and was also creating wage compression issues internally. Because of these structural issues and in light of the management team’s successful implementation of certain strategic initiatives in 2009, the Compensation Committee recommended and the board of directors approved, an increase in compensation for certain executives and key employees, including the Co-Chief Executive Officers. The strategic initiatives are discussed in detail below.

The Compensation Committee also follows a policy, begun in 1985, of equalizing the compensation packages of the Co-Chief Executive Officers. The Compensation Committee believes that this policy has served us well by eliminating a possible source of friction between the Co-Chief Executive Officers. The Compensation Committee’s compensation philosophy also considers the cyclical nature of our business, which is strongly influenced by prevailing mortgage interest rates and the U.S. real estate market.

In connection with implementing its compensation philosophy, the Compensation Committee regularly consults with the Co-Chief Executive Officers for the purpose of assuring that executive compensation programs do not distort our overall compensation structure, resulting in discontent among our key employees and other associates. The Compensation Committee also works with the Co-Chief Executive Officers to structure their compensation programs and those of our other executive officers to make the compensation programs tax efficient and accommodate their personal tax planning.

Elements of Compensation

The principal elements of compensation for our executive officers are (i) salary, (ii) an annual bonus based on the financial performance of Stewart Title Guaranty Company (“Guaranty”), our principal underwriter, and (iii) equity awards, which have historically taken the form of fully vested 10-year stock options with exercise prices equal to the closing market price of our Common Stock on the grant date. In 2007, our 2005 Long-Term Incentive Plan was amended to permit us to make restricted and unrestricted stock grants. Beginning in 2008, the Compensation Committee started using restricted stock grants, rather than stock options, as the equity award component of our compensation packages. For a discussion of the compensation of our Co-Chief Executive Officers, please see the discussion below under “— Compensation of Our Co-Chief Executive Officers.”

During 2009, our management team completed several strategic objectives that should have a positive long-term impact on our financial performance. In October 2009, management successfully refinanced the majority of our callable bank debt, thereby extending our debt maturity schedule and simplifying our capital structure. Also in 2009, management was able to reach a favorable resolution on our remaining outstanding auction rate securities, alleviating the liquidity problems created thereby. Finally, during 2009 management began a two-year implementation of several cost reduction initiatives, including a shift to shared services for many of our support functions, and successfully modified many of our various agency contracts, resulting in more favorable terms to the Company. After considering the foregoing strategic accomplishments and the issues created by the current compensation levels of our senior management, the board of directors determined to adjust our compensation program elements as discussed below.

Salary.  Through 2009, the salaries of our executive officers were kept relatively stable. To reward our executive officers for the successful implementation of the various strategic objectives discussed above, the salaries of our executive officers for 2010 were set at the following amounts: $250,000 for J. Allen Berryman; $350,000 for Michael B. Skalka; $275,000 for Matthew W. Morris; and $300,000 for E. Ashley Smith. The salaries of our Co-Chief Executive Officers are discussed below under “— Compensation of Our Co-Chief Executive Officers.”

Annual Bonus.  We have historically paid cash bonuses to certain of our executive officers under formulas based on the consolidated pretax income (after deducting noncontrolling interests) of Guaranty. Guaranty had a pretax loss in 2009, thus no formula-based cash bonuses were earned by our executive officers in 2009. Our executive officers may receive discretionary cash bonuses from time to time upon approval by our board of directors. For 2009, in consideration of the successful implementation of the various strategic objectives discussed above, our board determined to award discretionary bonuses to our executive officers in the following amounts: $200,000 for Malcolm S. Morris; $200,000 for Stewart Morris, Jr.; $150,000 for J. Allen Berryman; $175,000 for Michael B. Skalka; $175,000 for Matthew W. Morris; and $50,000 for E. Ashley Smith. In addition, our board determined to award an aggregate of 51,000 shares of unrestricted stock to our named executive officers for their performance in 2009.

Equity Awards.  In 2009, the Company granted an aggregate of 42,000 shares of restricted stock to certain of the named executive officers under the 2005 Long-Term Incentive Plan. These stock awards vested on December 31, 2009. For 2010, the Company granted to our named executive officers an aggregate of 37,000 shares of restricted stock, which vest 5 years from the date of grant. These awards are intended to further align the interests of our executive officers with the interests of our stockholders and also incentivize the executive officers to remain with the Company.

Other.  As disclosed in our Summary Compensation Table under “All Other Compensation,” and the accompanying footnotes, we provide certain perquisites to our executive officers, including home security, tax and financial planning, country club dues, and company cars or car allowances. These perquisites have been provided for many years, and we believe them to be reasonable as to type and amounts.

Compensation of Our Co-Chief Executive Officers

Salary and Annual Bonus

The compensation of our Co-Chief Executive Officers has historically been set at levels below those of executives at comparable companies. During the fourth quarter of 2008, the Co-Chief Executive Officers elected to reduce their 2009 base salaries by 10% (from $225,000 to $202,500) to recognize the harsh conditions in the title insurance business, and to recognize the hardship this severe economic contraction has placed on the Company’s employees and their families.

As discussed above, in late 2009, in connection with its annual review of executive compensation, the Compensation Committee determined that the below-market compensation of our Co-Chief Executive Officers was potentially affecting our ability to attract top executive talent and retain our current key employees, and was also creating wage compression issues internally. To address these issues and to reward the Co-Chief Executive Officers for the successful implementation of the various strategic objectives discussed above, the Compensation Committee determined that it was appropriate to increase the 2010 annual base salary of each of our Co-Chief Executive Officers to $305,000, retroactive to July 2009, which recommended increase was approved by the full board of directors. A lump-sum payment of $42,708 was paid on December 15, 2009 to each of our Co-Chief Executive Officers to account for the retroactive treatment of the salary increase.

Our Co-Chief Executive Officers participate in our annual bonus plan together with certain other executive officers. See discussion above.

Incentive Awards

In 2008, the Compensation Committee partially revised its compensation strategy for our Co-Chief Executive Officers by deciding to use restricted stock grants, rather than stock options, as a part of their compensation packages and by approving the 2008 Strategic Incentive Pool Plan, described below.

Restricted Stock Grants.  These are equity awards that replaced the option grants used in previous years to supplement the cash component of compensation of our Co-Chief Executive Officers. While the grants are taxable to the receiving executive, they advance our concept of management equity ownership generally and align the interests between our Co-Chief Executive Officers and holders of our Common Stock. While the taxability of stock grants may result in modest sales of our stock by our Co-Chief Executive Officers in order to fund their personal tax liabilities, the concept of direct ownership and clear and transparent reporting for financial statement purposes seems to the Compensation Committee to be preferable to the volatility of stock option valuations, particularly in light of the current economic environment and its impact on our Common Stock.

Strategic Incentive Pool Plan.  The Compensation Committee and the board of directors approved in 2008, and our stockholders subsequently approved in 2009, a 34-month cash incentive plan tied to quantifiable measures in each of the several areas chosen by the board of directors and management as long-term and strategic in nature. This Strategic Incentive Pool Plan is intended to provide long-term incentives during these challenging times in the real estate and title insurance business cycles. The contraction in the housing market has created an operational imperative to right-size employee counts and centralize operating expenses. While that type of nimble, reactive management is necessary at times, the Compensation Committee seeks to counterbalance that reality with long-term objectives consistent with the board of directors’ and management’s vision for the Company.

The total amount of the Strategic Incentive Pool available for distribution to the Co-Chief Executive Officers will be the cash equivalent of the fair market value, as of December 31, 2010, of 50,000 shares of the Company’s

Common Stock. Subject to certain conditions and to the extent each of the three equally weighted and independent targets set out under the cash incentive plan are achieved, the cash award would be made in equal amounts to each of the Co-Chief Executive Officers. At least half of the after-tax cash received by each Co-Chief Executive Officer must be invested in the Company’s Common Stock within 90 days of the award.

The targets under the cash incentive plan are: (i) increasing our market share of U.S. commercial business to 4.0% as of December 31, 2010, (ii) increasing our revenues from international business to $158,376,000 for the year ending December 31, 2010, and (iii) using our internally developed production engine technology for at least 31% of the title orders processed by the Company for the year ending December 31, 2010. Each measure is independent and eligible for one-third of the cash award. To the extent a strategic measure’s threshold is achieved at less than 100% but at the minimum of 80%, there will be a proportionate reduction in the cash award from the 100% level. Targets met at less than 80% are not eligible for their respective one-third of the cash award. If more than 100% of a target is achieved, the percentage points in excess of 100% achieved for such target shall be allocated to one or more of the other targets, but only if such other target is achieved at the 80% level before giving effect to such allocation and provided that no more than 10 percentage points may be reallocated to any target. The Compensation Committee believes that the achievement of the strategic measures under the cash incentive plan will significantly enhance the value of the Company.

Elements of Post-Termination Compensation and Benefits

In 1986, we entered into an agreement with each of Malcolm S. Morris and Stewart Morris, Jr. pursuant to which the executive officer or his designee is entitled to receive, commencing upon his death or attainment of the age of 65 years, 15 annual payments in amounts that will, after payment of federal income taxes thereon, result in a net annual payment of $133,333 to each of them. For purposes of such agreements, each beneficiary is deemed to be subject to federal income taxes at the highest marginal rate applicable to individuals. Such benefits are fully vested and are forfeited only if a beneficiary’s employment with us is terminated by reason of fraud, dishonesty, embezzlement or theft. Any death or income benefits provided to a beneficiary under certain insurance policies we currently maintain will reduce payments due to such beneficiary or his designee under his deferred compensation agreement. The Compensation Committee has no plans to propose any additional defined benefit plans for its executive officers.

Our executive officers also participate in our defined contribution (401(k)) plan on the same terms as our other associates.

We have no “change-in-control” agreements that would provide additional post-termination compensation to any of our executive officers upon a change in control of the Company.

Limitations on the deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code have had no effect on our compensation programs for executive officers because we have never exceeded those limits.

Conclusion

In summary, the Compensation Committee strives to focus on the principles of fairness, stability and correlation between the duties and compensation of our senior corporate officers and our operational managers. Compensation of executive officers who are not members of the Morris family is intended to balance the market opportunities of those individuals and the deliberate modesty of the compensation packages provided to members of the Morris family.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table summarizes compensation information for each of our named executive officers for the three years ended December 31, 2009.

Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
		Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)	($)	($)(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)	(j)

Malcolm S. Morris	2009	253,750	200,000	357,240	—	107,000	30,802	948,792
Chairman of the Board and	2008	225,000	—	349,560	—	99,000	39,062	712,622
Co-Chief Executive Officer	2007	225,000	140,000	—	—	93,000	26,187	484,187
Stewart Morris, Jr.	2009	253,750	200,000	357,240	—	93,000	58,343	962,333
President and	2008	225,000	—	349,560	—	87,000	27,476	689,036
Co-Chief Executive Officer	2007	225,000	140,000	—	—	81,000	47,504	493,504
J. Allen Berryman(4)	2009	250,000	150,000	224,540	—	—	7,600	632,140
Executive Vice President and	2008	87,333	37,500	—	—	—	2,972	127,805
Chief Financial Officer, Secretary and Treasurer
Michael B. Skalka(5)	2009	350,000	175,000	125,412	—	—	11,400	661,812
President — Stewart Title Guaranty Company
Matthew W. Morris	2009	200,000	175,000	270,460	—	—	11,450	656,910
Senior Executive Vice President	2008	200,000	100,000	233,040	—	—	15,000	548,040
	2007	200,000	140,000	—	15,172	—	12,700	367,872
E. Ashley Smith	2009	300,000	50,000	54,480	—	—	8,400	412,880
Executive Vice President and	2008	300,000	—	58,260	—	—	11,100	369,360
Chief Legal Officer	2007	347,692	—	—	9,482	—	10,900	368,074

(1)	Includes salary earned and deferred at the officer’s election and any guaranteed bonus.

(2)	The amounts under “Stock Awards” are comprised of (a) restricted stock awards granted on January 27, 2009, which vested on December 31, 2009, and (b) unrestricted stock awards granted on March 10, 2010 for 2009 performance. For additional information regarding these awards, see the table captioned “Grants of Plan-Based Awards.”

(3)	See the following table captioned “All Other Compensation.”

(4)	Mr. Berryman, age 52, has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since September 2008. From January 2006 through August 2008, Mr. Berryman served as Vice President — Finance of Contract Research Solutions, Inc., d/b/a Cetero Research, one of the world’s largest providers of early clinical trial and bioanalytical laboratory services to pharmaceutical, biotechnology and genetic drug companies. From 2002 through 2005, Mr. Berryman was Chief Financial Officer of Retriever Payment Systems, a nationwide provider of credit, debit and other card processing services to merchants.

(5)	Mr. Skalka became a named executive officer in 2009. Mr. Skalka has served in various roles with the Company since 1988 and is currently President of Stewart Title Guaranty Company.

The following table shows the components of the compensation included in column (i) of our Summary Compensation table for the year ended December 31, 2009.

All Other Compensation

		Stewart	J. Allen	Michael B.	Matthew W.	E. Ashley
Item	Malcolm S. Morris	Morris, Jr.	Berryman	Skalka	Morris	Smith

Other Compensation
Directors’ fees	$4,500	$4,900	—	$3,000	$3,750	—
Restricted stock dividends	$600	$600	$400	—	$500	—
Perquisites
Personal use of company-owned auto or car allowance	$6,811	$6,142	$7,200	$8,400	$7,200	$8,400
Home security	$4,200	$2,002	—	—	—	—
Country club dues	$6,691	$4,141	—	—	—	—
Investment and tax planning and tax preparation	$8,000	$40,558	—	—	—	—

	$30,802	$58,343	$7,600	$11,400	$11,450	$8,400

Plan-Based Awards

The following table sets forth information concerning individual grants of plan-based equity and non-equity awards for the year ended December 31, 2009.

Grants of Plan-Based Awards

		All Other	Grant Date
		Stock Awards:	Fair Value
		Number of	of Stock
		Shares of Stock	and Option
Name	Grant Date	or Units (#)	Awards ($)
(a)	(b)	(i)	(l)

Malcolm S. Morris	1/27/2009	12,000	193,800
	3/10/2010	12,000	163,440
Stewart Morris, Jr.	1/27/2009	12,000	193,800
	3/10/2010	12,000	163,440
J. Allen Berryman	1/27/2009	8,000	129,200
	3/10/2010	7,000	95,340
Michael B. Skalka	6/12/2009	1,000	15,110
	8/5/2009	100	1,342
	3/10/2010	8,000	108,960
Matthew W. Morris	1/27/2009	10,000	161,500
	3/10/2010	8,000	108,960
E. Ashley Smith	3/10/2010	4,000	54,480

The following table sets forth information concerning the outstanding equity awards held by each of our named executive officers at December 31, 2009. No named executive officer held unexercisable options at that date.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of
	Securities
	Underlying
	Unexercised	Option	Option
	Options (#)	Exercise	Expiration
Name	Exercisable	Price ($)	Date
(a)	(b)	(e)	(f)

Malcolm S. Morris	25,000	21.87	1/23/2013
	25,000	19.10	2/1/2012
Stewart Morris, Jr.	25,000	21.87	1/23/2013
	25,000	19.10	2/1/2012
	25,000	20.01	1/31/2011
	25,000	13.00	2/4/2010
J. Allen Berryman	—	—	—
Michael B. Skalka	1,800	26.83	12/1/2017
	1,600	38.01	6/2/2016
	1,500	39.25	6/2/2015
	1,400	32.24	5/21/2014
Matthew W. Morris	1,600	26.83	11/30/2017
E. Ashley Smith	1,000	26.83	11/30/2017

The following table sets forth certain information regarding the exercise of options and vesting of stock awards by our named executive officers for the year ended December 31, 2009.

Option Exercises and Stock Vested

	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Vesting (#)	Vesting ($)
(a)	(d)	(e)

Malcolm S. Morris	12,000	193,800
Stewart Morris, Jr.	8,812	135,360
J. Allen Berryman	5,875	90,240
Michael B. Skalka	736	11,121
	74	993
Matthew W. Morris	7,344	112,800
E. Ashley Smith	—	—

Defined Benefit Agreements

In 1986, we entered into an agreement with each of Malcolm S. Morris and Stewart Morris, Jr. pursuant to which the executive officer or his designee is entitled to receive, commencing upon his death or attainment of the age of 65 years, 15 annual payments in amounts that will, after payment of federal income taxes thereon, result in a net annual payment of $133,333 to each of them. For purposes of such agreements, each beneficiary is deemed to be subject to federal income taxes at the highest marginal rate applicable to individuals. Such benefits are fully vested and are forfeited only if a beneficiary’s employment with us is terminated by reason of fraud, dishonesty, embezzlement or theft. Any death or income benefits provided to a beneficiary under certain insurance policies we own will reduce payments due to such beneficiary or his designee under his agreement. We have paid no premiums on these policies since 2001.

The following table provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for the year ended December 31, 2009.

Nonqualified Deferred Compensation

	Executive	Aggregate	Aggregate	Aggregate
	Contributions in	Earnings in	Withdrawals/	Balance
	Last FY	Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)
(a)	(b)	(d)	(e)	(f)

Malcolm S. Morris	—	49,395	—	476,263
Stewart Morris, Jr.	—	61,774	(25,861)	537,684
J. Allen Berryman	—	—	—	—
Michael B. Skalka	—	14,109	—	67,428
Matthew W. Morris	—	—	—	—
E. Ashley Smith	—	—	—	—

The Company sponsors a defined contribution plan in which all employees who have completed 90 days of service are eligible to participate. In general, a participant in the defined contribution plan may elect to defer, on a pretax or Roth after-tax basis, a specified percentage of their compensation, subject to certain limitations under the Internal Revenue Code (“IRC”). Contributions by participants whose compensation is in the highly compensated group of employees are subject to certain additional limitations under the IRC. Deferred compensation is contributed to a trust managed for the benefit of the participants. Net investment income (loss) is allocated to participants’ accounts daily based on the proportion that each participant’s account balance bears to the participant account balances in each investment fund. The board of directors voted to temporarily suspend the Company’s matching contributions effective January 1, 2009, with the provision for a discretionary match in 2010 if the Company attains certain pretax earnings targets.

Pension Plans

The following table summarizes benefits payable and paid to our named executive officers under our defined benefit pension plans as of December 31, 2009. All benefits are fully vested.

Pension Benefits

			Present Value of	Payments During
		Number of Years	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	Credited Service	($)	($)
(a)	(b)	(c)	(d)	(e)

Malcolm S. Morris	Agreement with beneficiary	39	1,628,000	—
Stewart Morris, Jr.	Agreement with beneficiary	36	1,422,000	—
J. Allen Berryman	—	—	—	—
Michael B. Skalka	—	—	—	—
Matthew W. Morris	—	—	—	—
E. Ashley Smith	—	—	—	—

Compensation of Directors

Our non-employee directors received fees as follows during the year ended December 31, 2009:

Director Compensation

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)
(a)	(b)	(c)	(g)	(h)

Catherine A. Allen	59,400	35,997	3,000	98,397
Thomas G. Apel	83,500	35,997	4,000	123,497
Robert L. Clarke	55,150	77,400	—	132,550
Nita B. Hanks	6,667	—	—	6,667
Paul W. Hobby	23,100	77,400	—	100,500
Dr. E. Douglas Hodo	91,400	35,997	—	127,397
Laurie C. Moore	86,900	35,997	—	122,897
Dr. W. Arthur Porter	83,000	35,997	—	118,997

(1)	The annual stock award to directors was valued based on the market value per share of Common Stock on the date of the grant of the award.

Ms. Hanks, our former Director of Employee Services, retired from the Company on March 31, 2009 but remained on our board of directors as a non-employee director for one month. Consequently, she was compensated at the rate of 1/12 of the annual non-employee director’s fee. Our directors who are employees receive directors’ fees of $150 per meeting. The compensation of our named executive officers for service on our board of directors or the boards of directors of our subsidiaries is included in “All Other Compensation” in our Summary Compensation Table.

Compensation Committee Report

To the Board of Directors of Stewart Information Services Corporation:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with the Company’s management and, based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Robert L. Clarke, Chair
Catherine A. Allen
Dr. W. Arthur Porter

Dated: March 10, 2010

PROPOSAL NO. 2

APPROVAL OF THE ISSUANCE OF SHARES OF
STEWART INFORMATION SERVICES CORPORATION COMMON STOCK
UPON CONVERSION OF OUR 6.00% CONVERTIBLE SENIOR NOTES

In October 2009, we issued a total of $65 million aggregate principal amount of our 6.00% Convertible Senior Notes due 2014 (the “Notes”). The Notes pay interest semiannually, in arrears, on April 15 and October 15 of each year, beginning on April 15, 2010. The Notes mature on October 15, 2014, unless earlier converted, redeemed or repurchased in accordance with their terms. The Notes are not redeemable by us prior to the maturity date.

Except as described below, the Notes are convertible at the holder’s option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The Notes may be converted into shares of our Common Stock at an initial conversion rate of 77.6398 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of $12.88 per share of Common Stock, and represents a 25% conversion premium over the October 8, 2009 price of $10.30, which was the last reported sale price of our Common Stock on the NYSE prior to the pricing of the Notes. The initial conversion rate is subject to adjustment upon the occurrence of certain events but will not be adjusted for any accrued and unpaid interest on the Notes.

If all of the Notes are converted at the initial conversion rate, the number of shares deliverable upon full conversion would exceed the amount we may issue without stockholder approval pursuant to NYSE listing requirements, in which case, absent such stockholder approval, we would be required to deliver to the holders cash in lieu of the shares of Common Stock in excess of such amount that would otherwise be deliverable (as described below).

Prior to the close of business on the day immediately preceding the earlier of receipt of stockholder approval or April 15, 2014, holders may surrender their Notes for conversion for a combination of cash and stock only under the following conditions: if (i) during any calendar quarter beginning after September 30, 2009 (and only during such calendar quarter), the closing price of our Common Stock for at least 20 trading days during the 30 consecutive trading-day period ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price per share of our Common Stock on the applicable trading day; (ii) during the five consecutive trading-day period after any five consecutive trading-day period during which the trading price of the Notes was less than 98% of the product of the closing sale price per share of Common Stock on each such trading day multiplied by the applicable conversion rate in effect on each such trading day; (iii) specified corporate transactions occur as described further in the indenture governing the Notes; or (iv) our shares are not listed on a national or regional securities exchange for 30 consecutive trading days.

NYSE Stockholder Approval Requirements

Since our Common Stock is listed on the NYSE, we are subject to NYSE rules and regulations. NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance of Common Stock in any transaction or series of transactions if (i) the shares of Common Stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the Common Stock, or (ii) the number of shares of Common Stock to be issued will upon issuance equal 20% or more of the number of shares of Common Stock outstanding before the issuance of the Common Stock. The Notes are initially convertible into 5,046,587 shares of our Common Stock (approximately 27.7% of the outstanding shares of our Common Stock and our Class B Stock, which is convertible into our Common Stock). In connection with the issuance of the Notes, we agreed to include for a vote by our stockholders at our 2010 annual meeting of stockholders, in accordance with NYSE listing requirements, the approval for the issuance of more than 20% of our Common Stock upon full conversion of the Notes. Absent stockholder approval, the total number of shares deliverable upon conversion of the Notes is limited to approximately 3,645,000 shares. Stockholder approval of this proposal is therefore required to enable us to satisfy all of our conversion obligations with respect to the Notes by issuing shares of Common Stock, rather than making any cash settlements.

If the stockholders approve the issuance of more than 20% of our Common Stock upon full conversion of the Notes, such conversion will result in additional dilution of the voting power of our existing stockholders. If our stockholders do not grant approval, then (i) the Notes will remain outstanding in accordance with their terms and the terms of the indenture governing the Notes, (ii) we will be required to seek stockholder approval at our 2011 annual meeting of stockholders or a special meeting, as the case may be, and (iii) we will be required to pay a cash amount to the holders of the Notes for any Notes that are converted and would otherwise require us to issue or deliver more than approximately 3,645,000 shares of our Common Stock. Absent such stockholder approval, the board of directors believes that any required cash settlement of our conversion obligations could adversely impact our liquidity position and financial condition.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF OUR 6.00% CONVERTIBLE SENIOR NOTES.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO
STEWART INFORMATION SERVICES CORPORATION’S
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO AUTHORIZE THE ISSUANCE OF SHARES
OF PREFERRED STOCK

The board has adopted, subject to stockholder approval, a Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) that, upon effectiveness, would permit the issuance of up to 1,000,000 shares of preferred stock. The text of the proposed Certificate of Amendment is attached to this proxy statement as Annex A. If the proposed Certificate of Amendment is approved by stockholders, it would become effective upon filing with the Secretary of State of the State of Delaware, which would occur promptly after the annual meeting.

Purpose and Background

The current Amended and Restated Certificate of Incorporation (the “Current Certificate”) does not provide for the issuance of preferred stock. The proposed Certificate of Amendment would amend the Current Certificate to authorize the issuance of up to 1,000,000 shares of preferred stock (the “Preferred Stock”).

The board believes that the proposed authorization of Preferred Stock is desirable to enhance the Company’s flexibility to issue shares in connection with one or more of the following:

•	financing transactions;

•	acquisitions;

•	strategic investments; and

•	other corporate purposes that have not yet been identified.

If the proposed Certificate of Amendment is approved, the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of the Preferred Stock may be determined in the future by the board in its discretion without any further approval or action by the Company’s stockholders, which could save us the expense and delay of having to hold a special stockholders’ meeting when a specific need arises. Our board will, subject to its fiduciary duties, determine the terms of any such issuance of the Preferred Stock.

Certain Effects of the Preferred Stock Issuance

It is not possible to determine the actual effect of the Preferred Stock on the rights of the stockholders of the Company until the board determines the rights of the holders of a series of Preferred Stock. Such effects might include:

•	restrictions on the payment of dividends to holders of common stock;

•	dilution of voting power to the extent that holders of Preferred Stock are given voting rights;

•	dilution of equity interest and voting power if the Preferred Stock is convertible into common stock; and

•	restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution, and restrictions upon the amounts of merger consideration payable to the holders of common stock upon a merger or acquisition of the Company, until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

More specifically, our board may determine the voting rights, if any, of the series of Preferred Stock being issued, which could include the right to vote separately or as a single class with our common stock and/or other series of preferred stock, to have more or less voting power per share than that possessed by our common stock or other series of preferred stock, and to vote on certain specified matters presented to our stockholders or on all of such matters or upon the occurrence of any specified event or condition. On our liquidation, dissolution or winding up, the holders of Preferred Stock may be entitled to receive preferential cash distributions fixed by our board before the holders of our common stock are entitled to receive anything. Preferred Stock authorized by our board could be redeemable or convertible into shares of any other class or series of our capital stock.

Potential Anti-Takeover Effect

The Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of our Company (by means of a merger, tender offer, proxy contest or otherwise). The issuance of preferred stock to persons friendly to the board could also make it more difficult to remove incumbent directors or management from office even if such a change would be favorable to our stockholders generally. However, this proposal to adopt the Certificate of Amendment has not been proposed by the board for an anti-takeover related purpose, nor is it in response to any effort of which we are aware to accumulate our stock or obtain control of the Company.

While the Certificate of Amendment may have the foregoing anti-takeover effects, the board believes that the financial and strategic flexibility offered by the Certificate of Amendment outweighs any disadvantages. To the extent that the Certificate of Amendment may have anti-takeover effects, it may encourage persons seeking to acquire the Company to negotiate directly with the board, thereby enabling the board to consider the proposed transaction in a manner that best serves the stockholders’ interests. Furthermore, the board represents that it will not, without prior stockholder approval, issue or use the preferred stock for any defensive or anti-takeover purpose or for the purpose of implementing any stockholder rights plan (other than a “tax preservation” rights plan to protect the use of the Company’s net operating losses).

We have no arrangements, agreements, or understandings in place at the present time for the issuance or use of the shares of Preferred Stock to be authorized by the proposed Certificate of Amendment.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO STEWART INFORMATION SERVICES CORPORATION’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF SHARES OF PREFERRED STOCK.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF KPMG LLP
AS STEWART INFORMATION SERVICES CORPORATION’S
INDEPENDENT AUDITORS FOR 2010

KPMG LLP served as our principal independent auditors for our fiscal year ended December 31, 2009. Our Audit Committee has reappointed KPMG LLP as our principal independent auditors for our fiscal year ending December 31, 2010. Our stockholders are being asked to vote to ratify the appointment of KPMG LLP. If the stockholders do not ratify the appointment, the Audit Committee will reconsider its selection of KPMG LLP and will either continue to retain this firm or appoint new independent auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint different independent auditors at any time during the year if it determines that such a change would be in our and the stockholders’ best interests. We expect representatives of KPMG LLP to be present at the meeting with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

Audit and Other Fees

The following table sets forth the aggregate fees billed for professional services rendered by KPMG LLP for each of our last two fiscal years:

	Year Ended December 31
	2009	2008

Audit fees(1)	$1,601,468	$1,598,147
Audit-related fees(2)	$102,400	$453,518
Tax fees(3)	$83,381	$41,834
All other fees(4)	—	$1,500

(1)	Fees for the audit of our annual financial statements, the audit of the effectiveness of our internal controls over financial reporting, review of financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years shown.

(2)	Fees for professional services rendered by KPMG LLP for the convertible debt offering in 2009 and due diligence procedures in 2008.

(3)	Fees for professional services rendered by KPMG LLP primarily for tax compliance, tax advice and tax planning.

(4)	Fees not included under other captions, consisting of subscription for on-line accounting references.

The Audit Committee must pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor. Since May 6, 2003, the effective date of the Securities and Exchange Commission’s rules requiring preapproval of audit and non-audit services, 100% of the services identified in the preceding table were preapproved by the Audit Committee. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that the subcommittee will present all decisions to grant preapprovals to the full Audit Committee at its next scheduled meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS STEWART INFORMATION SERVICES CORPORATION’S INDEPENDENT AUDITORS FOR 2010.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee serves as the representative of the board of directors for the general oversight of Stewart’s processes in the following areas: financial accounting and reporting, systems of internal control, audit, and monitoring compliance with laws and regulations and standards for corporate compliance. Stewart’s management has primary responsibility for preparing the consolidated financial statements and for Stewart’s financial reporting process. Stewart’s independent auditors, KPMG LLP, are responsible for expressing an opinion on Stewart’s consolidated financial statements, and whether such financial statements are presented fairly in accordance with U.S. generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Stewart’s management.

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee has recommended to the board of directors that the audited financial statements be included in Stewart’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Each of the members of the Audit Committee is “independent” as defined under the listing standards of the New York Stock Exchange.

The undersigned members of the Audit Committee have submitted this report:

Dr. E. Douglas Hodo, Chair
Thomas G. Apel
Robert L. Clarke
Laurie C. Moore

Dated: February 24, 2010

CERTAIN TRANSACTIONS

Stewart Morris is the father of Stewart Morris, Jr. and the uncle of Malcolm S. Morris. During the year ended December 31, 2009, Stewart Morris served as a director of Stewart Title Company and Stewart Title Guaranty Company and chairman of Stewart Title Company’s executive committee, receiving compensation of approximately $177,000, consisting primarily of salary and bonus.

During 2009, we and our subsidiaries paid approximately $376,000 to the law firm of Morris, Lendais, Hollrah & Snowden, P.C., of which Malcolm S. Morris is a stockholder. In connection with real estate transactions processed by Stewart Title Company, such firm receives legal fees from its clients who are also customers of Stewart Title Company and who select such firm as their counsel.

For many decades, we have maintained a collection of antique and replica carriages for business promotion and entertainment purposes. The carriages have been associated with the Company by its customers and potential customers. They symbolize the tradition, quality and stability of the Company in keeping with our long history.

The Company also maintains approximately 10 horses, which have been trained to safely pull the carriages. When not in use, both the carriages and horses are housed at the Morris Ranch in Wharton, Texas, which is owned by Stewart Morris and Stewart Morris, Jr., and occasionally at their homes and at the home of Malcolm S. Morris in Houston. The horses and most of the carriages are owned by the Morrises, and both horses and carriages are under separate terminable leases to the Company for no charge other than maintenance expenses. The Company also owns some carriages directly. The Company directly pays third-party vendors for the expenses incidental to maintaining and insuring its horse and carriage assets. These expenses include staff payroll, carriage maintenance, horse training, feed, veterinary services, shoeing, and trucking these assets to the different locations where they are used. These expenses also include maintenance and related utilities for a 14,000-square foot carriage house at the Morris Ranch, where the carriage operation maintains a stable and an office and where the main body of the carriage collection is housed and kept on display for guests. The only payment by the Company to an affiliate is $9,600 per year paid to the Morris Ranch for rental of the Carriage House and non-exclusive pasture rental of 600 acres. Our total expense for maintenance of these assets in 2009 was approximately $196,000.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

To be included in the proxy statement and form of proxy relating to our 2011 annual meeting of stockholders, proposals of Common Stockholders and Class B Stockholders must be received by us at our principal executive offices, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, by November 26, 2010.

OTHER MATTERS

Our management does not know of any other matters that may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

Proxies for our 2011 annual meeting of stockholders may confer discretionary power to vote on any matters that may come before the meeting unless, with respect to a particular matter, (i) we receive notice, by certified mail, return receipt requested, addressed to our Secretary, not later than February 14, 2011, that the matter will be presented at the meeting and (ii) we fail to include in our proxy statement for the meeting advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

We will pay the cost of solicitation of proxies in the accompanying form. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for the proposals described in this proxy statement. We will pay Innisfree a fee for such service, which is not expected to exceed $6,500 plus expenses. In addition to solicitation by use of the mails, certain of our officers or employees, and certain officers or employees of Innisfree, may solicit the return of proxies by telephone, telegram or personal interview.

By Order of the Board of Directors,

J. Allen Berryman
Secretary

March 18, 2010

ANNEX A

CERTIFICATE OF AMENDMENT
TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF STEWART INFORMATION SERVICES CORPORATION

Adopted in accordance with the provisions of
Section 242 of the General Corporation Law
of the State of Delaware

The undersigned, J. Allen Berryman, Executive Vice President and Secretary of STEWART INFORMATION SERVICES CORPORATION, a corporation existing under the laws of the State of Delaware (hereinafter referred to as the “Corporation”), hereby certifies as follows:

FIRST:  The Amended and Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on May 1, 2009.

SECOND:  That Article FOURTH of the Amended and Restated Certificate of Incorporation is amended to read as follows:

“The total number of shares of all classes of stock which the corporation shall have the authority to issue is 52,500,000 shares, consisting of 50,000,000 shares of Common Stock, par value $1.00 per share; 1,500,000 shares of Class B Common Stock, par value $1.00 per share; and 1,000,000 shares of Preferred Stock, par value $0.001 per share. The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations, or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock and Class B Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes as set forth herein.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Stock and Class B Common Stock are as follows:

(1) Voting. The Common Stock and the Class B Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock and each holder of the Class B Common Stock being entitled to one vote for each share held. For so long as there are issued and outstanding 1,050,000 or more shares of Class B Common Stock (adjusted proportionately for stock dividends and stock splits or combinations occurring after March 19, 2001), at each election for directors the Common Stock and the Class B Common Stock shall be voted as separate classes, and the holders of the Common Stock shall be entitled to elect five of the nine directors (each holder of Common Stock having the right to vote, in person or by proxy, the number of shares owned by him for the five directors to be elected by the holders of the Common Stock and for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as five times the number of his shares shall equal, or by distributing such votes on the same principle among any number of such five candidates). The holders of the Class B Common Stock shall be entitled to elect the remaining four of the nine directors, and no holder of Class B Common Stock shall have the right of cumulative voting at any election of directors. In the event that issued and outstanding shares of Class B Common Stock are less than 1,050,000 shares but more than 600,000 shares (adjusted proportionately for stock dividends and stock splits or combinations occurring after March 19, 2001), the number of directors to be so elected by the holders of the Common Stock shall be six and the number of directors to be so elected by the holders of the Class B Common Stock shall be three. Any amendment to, or rescission of, Section 3.7 of the Company’s by-laws must be approved by a majority of the Company’s outstanding Common Stock and a majority of the Company’s outstanding Class B Common Stock, voting as separate classes. Except as otherwise provided hereinafter in this paragraph and as otherwise required by law, all shares of Common Stock and Class B Common Stock shall, upon all matters other than the election of directors, be voted as a single class (and, in the event that the number of issued and outstanding shares of Class B Common Stock is ever less than 600,000 (adjusted proportionately for stock dividends and stock splits or combinations occurring after March 19, 2001), the Common Stock and the Class B Common Stock shall be voted as a single class upon all matters, with the right to cumulate votes for the election of directors); provided, however, that no change in the Certificate of Incorporation which would affect the Common Stock and the Class B Common Stock unequally shall be made without the affirmative vote of at least a majority of the outstanding shares of each class, voting as a class.

(2) Dividends. The holders of the Common Stock and the Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefore, dividends payable in cash, stock or otherwise, subject to the following preferences and restrictions:

(a) No cash dividends shall be declared or paid upon the Class B Common Stock;

(b) Dividends payable in property (other than cash or stock) of the corporation shall be payable upon the shares of Common Stock and Class B Common Stock without distinction between the two classes;

(c) If a dividend payable in stock of the corporation shall be declared at any time upon either the Common Stock or the Class B Common Stock, a like dividend shall be declared upon the other class of common stock. All dividends payable in stock of the corporation shall be paid in shares of Common Stock with respect to the dividends upon shares of the Common Stock and in shares of Class B Common Stock with respect to dividends upon shares of the Class B Common Stock.

(3) Preemptive Rights. No stockholder shall have any preemptive right to subscribe to an additional issue of capital stock of the corporation or to any security convertible into such stock. Any preferential rights to purchase stock or securities of the corporation which are granted to the stockholders shall be granted to the holders of the Common Stock and Class B Common Stock without distinction between the two classes.

(4) Conversion. Each share of Class B Common Stock of the corporation shall, at any time at the option of the holder thereof, be convertible into one share of Common Stock of the corporation. In the event of any transfer, upon death or otherwise, of any share of Class B Common Stock to any person or entity other than a “qualified holder” (as hereinafter defined), such share shall thereupon become a share of Common Stock. As used in the preceding sentence, the term “qualified holder” means (i) a lineal descendant of William H. Stewart (who died in 1903 in Galveston County, Texas), (ii) a spouse of any such descendant and (iii) a personal representative, trustee or custodian for the benefit of any such spouse or descendant. A partnership shall be deemed to be a qualified holder if each of its partners is a qualified holder; a corporation shall be deemed to be a qualified holder if each holder of its capital stock is a qualified holder; and a trust shall be deemed to be a qualified holder if each beneficiary is a qualified holder.

(5) Liquidation. Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock and the Class B Common Stock in accordance with their respective rights and interest.

******

Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by statute for the proposed corporate action, provided that prompt notice shall be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous consent.”

THIRD:  That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be executed on its behalf by its Executive Vice President and Secretary this 30th day of April, 2010.

J. Allen Berryman
Executive Vice President and Secretary

PRINT AUTHORIZATION (THIS BOXED AREA DOES NOT PRINT) To commence printing on this proxy card please sign, date and fax this card to: 212-269-1116 SIGNATURE:___ DATE:___TIME:___68195 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/stc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. STEWART INFORMATION SERVICES CORPORATION Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Please mark your votes as indicated in this example X FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS 01 Catherine A. Allen 02 Robert L. Clarke 03 Dr. E. Douglas Hodo 04 Laurie C. Moore 05 Dr. W. Arthur Porter (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions ___2. Approval of certain issuance of shares of Stewart Information Services Corporation common stock upon the conversion of Stewart Information Services Corporation’s 6.00% Convertible Senior Notes. 4. Ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2010. 3. Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to authorize the issuance of preferred shares. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

You can now access your Stewart Information Services Corporation account online. Access your Stewart Information Services Corporation account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Stewart Information Services Corporation, now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report on Form 10-K are available at: http://www.Stewart.com/2010AnnualMeeting PROXY STEWART INFORMATION SERVICES CORPORATION PROXY VOTING INSTRUCTIONS ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2010 The undersigned appoints Ken Anderson, Jr. and E. Ashley Smith, and each of them, as proxies with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 30, 2010, or at any adjournment thereof. Unless otherwise marked, this proxy will be voted FOR the election of the nominees named, FOR the approval of issuance of shares of Stewart Information Services Corporation common stock upon the conversion of Stewart Information Services Corporation’s 6.00% Convertible Senior Notes, FOR the approval of an amendment to Stewart Information Services Corporation’s Amended and Restated Certificate of Incorporation to authorize the issuance of shares of preferred stock, and FOR ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2010. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side) PRINT AUTHORIZATION (THIS BOXED AREA DOES NOT PRINT) To commence printing on this proxy card please sign, date and fax this card to: 212-269-1116 SIGNATURE:___DATE:___TIME:___69424-bl FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time two days prior to the shareholder meeting date. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/stc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. STEWART INFORMATION SERVICES CORPORATION Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Please mark your votes as indicated in this example X FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS 01 Catherine A. Allen 02 Robert L. Clarke 03 Dr. E. Douglas Hodo 04 Laurie C. Moore 05 Dr. W. Arthur Porter (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions ___2. Approval of certain issuance of shares of Stewart Information Services Corporation common stock upon the conversion of Stewart Information Services Corporation’s 6.00% Convertible Senior Notes. 4. Ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2010. 3. Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to authorize the issuance of preferred shares. The undersigned, as a named fiduciary for voting purposes, hereby directs Wells Fargo Bank, N.A., as Trustee for the Company’s 401(k) Salary Deferral Plan, to vote all shares of common stock of Stewart Information Services Corporation allocated to my account as of March 2, 2010, as directed. IF NOT OTHERWISE SPECIFIED, the shares will be voted FOR each of the nominees, FOR the approval of issuance of shares of Stewart Information Services Corporation common stock upon the conversion of Stewart Information Services Corporation’s 6.00% Convertible Senior Notes, FOR the approval of an amendment to Stewart Information Services Corporation’s Amended and Restated Certificate of Incorporation to authorize the issuance of shares of preferred stock, and FOR ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2010. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Nominating and Corporate Governance Commttee. I understand that I am to mail this confidential voting instruction card to BNY Mellon Shareowner Services acting as tabulation agent, or vote by Internet or telephone as described on proxy, and that my instructions must be received by BNY Mellon Shareowner Services no later than 11:59 p.m. Eastern Time two days prior to the annual meeting day. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the Plan document. I acknowledge recei pt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement. k174980:10-160 Stewart Information Services Corporation PC (blue stripe) 2 2/19/10 6:02 PM Page 1 10-160 Stewar t Information Services Corporation PC (blue — str ipe) Proof 2 — 02/19/10 — 18:02 69424-bl

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report on Form 10-K are available at: http://www.Stewart.com/2010AnnualMeeting PROXY STEWART INFORMATION SERVICES CORPORATION PROXY VOTING INSTRUCTIONS ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2010 The undersigned appoints Ken Anderson, Jr. and E. Ashley Smith, and each of them, as proxies with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 30, 2010, or at any adjournment thereof. Unless otherwise marked, this proxy will be voted FOR the election of the nominees named, FOR the approval of issuance of shares of Stewart Information Services Corporation common stock upon the conversion of Stewart Information Services Corporation’s 6.00% Convertible Senior Notes, FOR the approval of an amendment to Stewart Information Services Corporation’s Amended and Restated Certificate of Incorporation to authorize the issuance of shares of preferred stock, and FOR ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2010. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)